Exhibit 99

Contact:	Paula Graff
Nortech Systems Incorporated
(952) 345-2244
Or
Warren Djerf
Brookside Communications Group
952-920-3908 / warren@brookcomm.net

Nov. 4, 2015

Nortech Systems Reports Third Quarter Results;

Sales and Backlog Rise for Quarter

MINNEAPOLIS — Nortech Systems Inc. (NASDAQ: NSYS) today reported net sales of $30.4 million for the third quarter ended September 30, compared with net sales of $28.0 million for the third quarter of 2014, up 8.5 percent over the prior year and 13 percent sequentially. Backlog rose 23 percent during the quarter. For the nine months ended September 30, Nortech’s net sales were $83.8 million, compared with $81.6 million for the same period in 2014.

“We’re encouraged by the sales increase and double-digit backlog growth,” said Rich Wasielewski, Nortech Systems’ president and CEO. “Industrial customers accounted for the majority of the revenue growth, with our engineering service acquisition also contributing to both the revenue and backlog increases.”

Operating income for the third quarter was $23,000, due to increased revenue and ongoing cost-reduction efforts; the company had reported operating losses the prior two quarters.

Nortech Systems reported a net loss in the third quarter of $124,000, or $0.05 per diluted common share, compared with net income of $333,000, or $0.12 per diluted common share, for the same period last year. For the nine months ended September 30, Nortech reported a net loss of $695,000, or $0.25 per diluted common share. This compares with net income of $666,000, or $0.24 per diluted common share, for the same period in 2014. Net income in 2015 has been impacted by customer mix, external factors, acquisition expenses and ramp-up costs for growth and cost-reduction initiatives in Mexico and Asia.

“We’re closely monitoring the timing and execution of our growth and cost-reduction initiatives,” explained Wasielewski. “Despite our determined efforts in the third quarter, a challenging business environment meant our operational adjustments and gross margin improvements weren’t enough to restore bottom-line profitability. In the short term, we’ll remain vigilant and focused on increasing our gross margin and strengthening our balance sheet.”

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During the third quarter, Nortech moved its corporate headquarters to a location offering additional space for expansion and a more collaborative environment. Wasielewski added, “This new facility helps advance our ‘One Nortech’ solution that is gaining traction with customers.”

Conference Call

Nortech Systems announces a conference call to be held at 10:00 a.m. (CST) on Thursday, November 5, 2015, to discuss the company’s third quarter results, which will be released after the market closes on November 4. Anyone interested in participating in the conference can access the call by dialing 877-407-8031 from within the United States, or 201-689-8031 if calling internationally. An audio webcast and replay of this conference call can be accessed at the investor relations portion of Nortech’s website at www.nortechsys.com or at www.investorcalendar.com. A podcast (MP3 download) will also be available. The telephone replay will be available through November 19, 2015, by dialing 877-660-6853 (from U.S.) or 201-612-7415 (International). To access the replay, the conference ID 13622797 is required.

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Maple Grove, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries.  Markets served include industrial equipment, aerospace/defense and medical. The company has operations in the U.S., Latin America and Asia. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Statement of Operations

	Three months ended September 30, Unaudited		Nine months ended September 30, Unaudited
	2015	2014	2015	2014
Net Sales	$30,409,064	$28,037,865	$83,750,159	$81,595,474
Income (Loss) from Operations	22,543	473,490	(662,418)	1,056,888
Other Expense	(222,149)	(102,793)	(429,337)	(318,333)

Income (Loss) before Income Taxes	(199,606)	370,697	(1,091,755)	738,555

Income Tax Expense (Benefit)	(76,000)	38,000	(397,000)	73,000

Net Income (Loss)	(123,606)	332,697	(694,755)	665,555

Net Income (Loss) per Basic and Diluted Common Share	$(0.05)	$0.12	$(0.25)	$0.24

Weighted Average Number of Common Shares:
Basic	2,746,325	2,742,992	2,745,568	2,742,992
Diluted	2,746,325	2,747,943	2,745,568	2,747,552

Condensed Balance Sheets

	September 30, 2015 Unaudited	December 31, 2014
Accounts Receivable	$19,193,424	$17,367,668
Inventories	20,262,206	18,528,418
Other Current Assets	2,649,159	1,784,382
Property and Other Long-term Assets	16,180,786	11,005,844
Total Assets	$58,285,575	$48,686,312

Accounts Payable	$14,296,078	$9,008,426
Other Current Liabilities	7,697,256	4,361,405

Line of Credit — Long-term	6,896,452	7,998,184
Long-term Debt and Other Long-term Liabilities	7,249,255	4,489,905

Shareholders’ Equity	22,146,534	22,828,392

Total Liabilities and Shareholders’ Equity	$58,285,575	$48,686,312